Exhibit 10.26

Director Compensation for Non-Employee Members of Board this will include Stonington directors post-IPO	REVISED APRIL 2007

Cash Compensation	Retainer	per qtr
Annual BOD Retainer (payable quarterly in advance)	$30,000	$7,500
Annual Audit Committee Chair Retainer (payable quarterly in advance)	$10,000	$2,500
Annual Other Committee Chair Retainer (payable quarterly in advance)	$5,000	$1,250

Meeting Fees	In Person	Telephonic
BOD	$1,500	$500
Any Committee	$500	$500

Restricted Stock

Any new non-employee director who has not been in our prior employ will receive an initial grant of restricted stock with a fair market value of $30,000. Each non-employee director shall receive an annual grant of restricted stock with a fair market value of $30,000. The restricted stock awards will be granted to each director upon election and will be vested on the first anniversary of the date of grant. Awards of restricted stock after the initial grant shall be prorated to accommodate situations where a director is initially elected other than at an annual meeting.

Non-employee directors shall be reimbursed for travel expenses incurred in attending Board of Directors and Committee meetings.

New Outside Directors added 2005 received:

Grants of 3,000 shares (2,500 shares post December 2006 reverse stock split) that vest in One Year at $9.00 valuation $27,000